Exhibit 99.1


         Cytec Announces Fourth Quarter and Full Year Results

                    Full Year 2007 Outlook Provided


    WEST PATERSON, N.J.--(BUSINESS WIRE)--Feb. 1, 2007--Cytec Industries Inc. (NYSE:CYT) announced today net earnings for the fourth quarter of 2006 of $83.4 million or $1.70 per diluted share on net sales of $794 million. Included in the quarter are several special items as outlined further in this release. Excluding these special items, net earnings were $37.4 million or $0.76 per diluted share.

    Net earnings for the fourth quarter of 2005 were $18.4 million, or $0.39 per diluted share, on net sales of $788 million. Included in the quarter were several special items as outlined further in this release. Excluding these special items, net earnings were $26.4 million or $0.56 per diluted share.

    David Lilley, Chairman, President and Chief Executive Officer said, "Overall, we had a solid quarter with our diluted earnings per share up 36% after excluding the special items as discussed further on. The Engineered Materials segment selling volumes were significantly higher than the prior year particularly in the large commercial aircraft sector. Similar to the prior quarters of 2006, our specialty chemicals businesses experienced higher raw material costs and we continue to raise prices to compensate. Overall for Specialty Chemicals, taking into account the water treatment divestiture, volumes were flat with increases in Europe and Asia offset by lower volumes in North America. Building Block Chemicals selling volumes had good growth and they benefited from lower raw material costs for propylene."

    Cytec Performance Chemicals Sales decreased 20% to $176 million; Operating Earnings decreased to $11.6 million

    Mr. Lilley continued, "In Cytec Performance Chemicals, the effect of the divestiture of the water treatment chemicals product line decreased sales by 20%, other selling volumes were flat, selling prices decreased 2% and the impact of exchange rate changes increased sales by 2%. Mining chemical sales were down due to order pattern and polymer additives were impacted by lower sales of older product technologies. These were offset by higher selling volumes in other product lines principally due to new business.

    "Operating earnings of $11.6 million were down compared to the $17.0 million in the fourth quarter of 2005. The decrease is primarily due to the impact of the divestiture of the water treatment chemicals product line, lower selling prices, higher raw material costs, a benefit plan curtailment charge of $0.3 million discussed under special items and $0.8 million related to the application of Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" (SFAS 123R)."

    Cytec Surface Specialties Sales increased 7% to $375 million;
Operating Earnings increased to $17.6 million

    "In Cytec Surface Specialties, overall selling volumes were flat, selling prices increased by 2% and the impact of exchange rate changes increased sales by 5%. We benefited from higher selling volumes in Europe and Asia/Pacific but this was offset by lower selling volumes in North America primarily reflecting weaker customer demand.

    "Operating earnings of $17.6 million were up compared to the $13.9 million in the fourth quarter of 2005. The benefits of increased selling prices, improved manufacturing performance plus the previous restructuring activities were partially offset by higher raw material costs. Also impacting the quarter was expense of $0.7 million related to the application of SFAS 123R."

    Cytec Engineered Materials Sales increased 17% to $160 million; Operating Earnings increased to $27.2 million

    "In Cytec Engineered Materials, selling volumes increased by 13%, selling prices increased by 3% and the impact of exchange rate changes on sales increased sales by 1%. The selling volume increase was primarily in the large commercial aircraft and business jet sectors.

    "Operating earnings of $27.2 million were up compared to the $26.7 million in the fourth quarter of 2005. The favorable impact of the higher selling volumes and selling prices was mostly offset by increased raw material costs, higher manufacturing period costs as a result of the increased production volumes, planned increases in selling and technical and research expenses and a benefit plan curtailment charge of $2.3 million discussed further under special items. Also included in operating earnings was expense of $0.6 million related to the application of SFAS 123R."

    Building Block Chemicals Sales increased 4% to $82 million;
Operating Earnings increased to $3.5 million

    "In Building Block Chemicals, the effect of the divestiture of the acrylamide product line decreased sales by 18% but this was more than offset by an increase in sales of acrylonitrile to the purchaser of the divested product line. Acrylonitrile is the key material used to make acrylamide and in conjunction with the divestiture we signed a long-term agreement to provide acrylonitrile to Kemira. Excluding these two factors, selling volumes decreased by 7% principally due to shipping delays as a result of poor weather in the Gulf Coast of the U.S. Selling prices increased by 3% and the impact of exchange rate changes was neutral.

    "Operating earnings increased to $3.5 million compared to a loss of $3.9 million in the fourth quarter of 2005 when our manufacturing operations were still adversely impacted by the hurricanes. The increase was mostly due to higher selling prices, increased plant production levels and the benefit of lower raw material costs, due principally to lower costs for propylene, all of which more than covered the loss of the earnings from the divested acrylamide product line. Also included is expense of $0.3 million related to the application of SFAS 123R."

    Special Items

    James P. Cronin, Executive Vice President and Chief Financial
Officer commented, "Included in Corporate and Unallocated in the fourth quarter of 2006 are several items as follows.

    We recorded a pre-tax restructuring charge of $9.7 million (after-tax $9.4 million or $0.19 per diluted share). Most of the charge relates to our Cytec Surface Specialties manufacturing site in France which produces solvent-borne alkyds and solvent-borne acrylics primarily for the European market. The products made in France are mature products, in a declining market with supplier overcapacity and severe price erosion, thus the operations are generating losses. After the appropriate consultations with the Works Council concerning the site, we have commenced shutdown activities and recorded a pre-tax $8.4 million restructuring charge, primarily for severance. The remaining pre-tax $1.3 million is primarily for net restructuring charges related to employee severance for our Cytec Performance Chemicals manufacturing site in New Castle, Delaware which makes a key polymer for our Engineered Materials segment. We are exiting the site and the products made in New Castle will be made in our recently completed manufacturing plant at our Kalamazoo, Michigan location.

    "We changed our pension plan in the U.K. from a defined benefit to a defined contribution plan and as a result we incurred a pre-tax curtailment charge of $2.6 million ($1.9 million after-tax or $0.04 per diluted share). Approximately $2.3 million of the pre-tax amount is included in the Cytec Engineered Materials segment and the remainder in the Cytec Performance Chemicals segment.

    "We incurred integration costs of $0.5 million ($0.4 million after-tax or $0.01 per diluted share) related to the Surface
Specialties acquisition. These costs are included in Corporate and Unallocated and this will be the last quarter where we are separately tracking and reporting integration costs.

    "Finally, included in tax expense for the quarter is a charge of $1.7 million or $0.04 per diluted share related to a taxable capital reduction in one of our Southeast Asian subsidiaries as we reduced our cash exposure there."

    Included in Corporate and Unallocated in the fourth quarter of 2005 was a pre-tax charge of $14.1 million ($10.5 million after-tax or $0.22 per diluted share) for employee related severance costs principally related to the formation of Cytec Specialty Chemicals which combined the specialty chemicals product lines into one organization under one leadership team. Also included were integration costs of $0.2 million related to the Surface Specialties acquisition. In addition, included in 2005 income tax expense was a $2.6 million or $0.05 per diluted share gain related to a favorable tax development in an international jurisdiction.

    Special Items Continued - Sale of Water Treatment and Acrylamide
Product Lines

    Mr. Cronin continued, "In October 2006 we completed the first of three phases of the sale of our water treatment and acrylamide product lines to Kemira Group. This first phase included the entire product lines, excluding specific assets covered in the other two phases as discussed below. We received approximately $208 million in proceeds for this phase and recorded in Corporate and Unallocated in the fourth quarter of 2006 is a pre-tax gain of $75.5 million (after-tax $59.6 million or $1.22 per diluted share) related to the first phase closing.

    "In January 2007, we completed the second phase of the sale of our water treatment chemicals and acrylamide product lines to Kemira Group. This second phase completes the transfer of the Botlek site in the Netherlands to Kemira and adds approximately $21 million of proceeds to the $208 million received for the first phase closing. The remaining phase includes certain assets at various subsidiaries in Asia-Pacific and Latin America which are expected to close in the next three months and we expect an estimated $10 million of additional proceeds upon completion. The remaining closings are subject to certain other conditions and the amounts could change due to final working capital transferred."

    Interest Expense

    Mr. Cronin commented, "Interest expense decreased primarily due to the overall lower debt level. In the quarter we used the net proceeds from the aforementioned divestiture to pay down debt."

    Income Tax Expense

    Mr. Cronin added, "Our tax provision for the fourth quarter of 2006 was $28.5 million, or 25.5%, on earnings before income taxes. Impacting the rate for the quarter was: the fact that no tax benefit was available on the French restructuring charge; the 21% tax rate associated with the gain on the divestiture of the water treatment and acrylamide product lines; the incremental tax on the capital reduction at one of our Southeast Asian subsidiaries; and the adjustment for lowering the full year underlying effective tax rate to 26.8% primarily due to the renewal of the 2006 research and development tax credit in the U.S. Our underlying effective tax rate for the fourth quarter of 2005 was 26%."

    Cash Flow

    Mr. Cronin commented further, "We are again pleased with our cash flow generation in the quarter. Cash flow provided by operations was $39.8 million for the quarter which is net of additional pension contributions of $26 million to our U.S. plans and $5 million to our U.K. plan. Trade accounts receivable dollars decreased $25 million and days outstanding are essentially flat with the days outstanding at the end of the third quarter. Inventory dollars increased $6 million and days on hand are 77, up from the 71 days on hand at the end of the third quarter. The largest increase in inventory was in Building Block Chemicals primarily due to weather delayed shipments. Capital spending for the quarter was $40 million bringing our full year spending to $103 million. We continue to pay down debt in advance of scheduled payment dates, primarily from the net proceeds received from the divestiture, and during the quarter we paid down $215 million of our debt.

    "Our cash flow from operations for the year ended December 31, 2006 is $201 million and year to date we have a net reduction in our debt of $391 million."

    2007 Outlook

    Mr. Lilley commented, "As we begin 2007 we expect our aerospace markets to continue to grow, particularly in the large commercial aerospace, business jet and rotorcraft sectors. This is expected to come from increasing build rates and the increasing share of composites in newer aircraft programs. Military aircraft is expected to have modest growth in 2007 as the F-35 Joint Strike Fighter program production rate will slowly ramp up. For our Specialty Chemicals segments we expect demand in North America to be flat to down and our expectation for Europe and Asia-Pacific is to continue their 2006 growing demand pattern into 2007. This should lead to only modest growth despite continuing benefits from new product introductions.

    "On the input side, we expect a continuation of high raw material costs. Through the past quarter, tightness in various raw material areas has mostly offset the impact of the reduced costs of oil and natural gas and we expect this situation to continue. We continue to be concerned about the raw material price volatility and we are raising selling prices where we can.

    "We expect some change in currencies year on year but our overall mix of business is such that changes in currencies have a relatively small impact on our overall results."

    The following comparisons to 2006 are exclusive of the special items as noted in this press release.

    Mr. Lilley continued with some additional comments on the individual segments, "In Cytec Performance Chemicals, we forecast continued good growth in mining chemicals with moderate to low growth in the remainder of the product lines. Our full year guidance is for sales to be in a range of $700 million to $720 million, down from the prior years $865 million and for operating earnings to be in a range of $67 million to $71 million, about flat with the prior year. This reflects the divestiture of our water treatment chemicals product line in October of last year, which reduced sales by approximately $185 million. After excluding the divested product line, sales are increasing in a range of 2% to 5%, with about half of the forecasted increase due to volume and the remainder due to selling price.

    "In Cytec Surface Specialties, we forecast good growth in our environmentally friendly, differentiated products although this is somewhat muted by our expectation of weak North American demand. Raw material costs continue to be a significant factor for this segment. We expect no overall relief in 2007 and we are continuing to raise prices where we can although in some of the mature product technologies this has proven difficult. Overall, we are on track with the initiatives we have identified to date in manufacturing, supply chain and other operational areas but there is much more to do and our people are diligently working towards our goal of a 10% operating margin in the next two to three years. We have begun a number of other improvement initiatives, including a review of product line profitability, which led to our decision to shutdown our solvent-borne alkyds manufacturing plant in France, but the full benefits from this will not be realized until 2008. We expect to continue these product line reviews as we seek to improve operating margins through product line and asset rationalizations. As a result of all the above, our full year guidance is for sales to be in a range of $1.58 billion to $1.64 billion, up 4% to 8% from the prior years $1.52 billion, with about a third of the forecasted increase due to volume and the remainder due to selling price. Our forecast for operating earnings is to be in a range of $97 million to $105 million, up from the prior years $95.5 million.

    "In Cytec Engineered Materials, demand continues to improve due to increasing build rates for aircraft, particularly large commercial and business jet aircraft, and higher use of composite materials in emerging programs. Our investments in new products are important for these emerging programs and we will continue to make investments in product qualifications as the manufacturers develop these new aircraft platforms for the future. Taking into account the above, our full year guidance for sales is to be in a range of $650 million to $660 million, up 8% to 10% from the prior years $602 million, primarily due to increases in forecasted selling volumes, and operating earnings to be in a range of $125 million to $130 million, up from the prior years $108.4 million.

    "For Building Block Chemicals, two events in 2006 will impact our results for 2007. We divested our acrylamide product line in October of last year but under a long-term agreement we will provide acrylonitrile to the purchaser of the acrylamide product line; although the margins for acrylonitrile are lower than acrylamide. In addition, we took full ownership of the melamine plant from our joint venture partner in the third quarter of last year so we no longer have the benefit of our partner paying for half of the fixed costs. Our sales and marketing people are making good progress in marketing the additional melamine capacity that we now own, although margins have been poor. We are attempting to raise prices to improve the profitability, but it will take time to see if we are successful. Acrylonitrile export margins have improved and our expectation for the cost of propylene is to be flat with the average for 2006 of about $0.45 per pound. Taking into account the above, our full year guidance for sales is to be about $390 million, up 15% from the prior years $339 million, primarily due to increases in forecasted selling volumes, and operating earnings to be about $12 million, down from the prior years $19.3 million.

    "Our guidance for Corporate and Unallocated is expense of $7 million which is flat with the prior year. Other income/(expense) is forecast to be expense of $4 million and equity earnings is forecast to be flat with the prior year at about $3 million. Our forecast for interest expense, net, is to be in a range of $42 to $44 million down from the prior year amount of $56 million and our forecast for our underlying annual effective tax rate for ongoing operations is a range of 29.5% to 30.5% up from 2006's underlying annual effective tax rate of 26.8%. The increase in the 2007 tax rate is primarily due to the effect of the divestiture of the water treatment chemicals and acrylamide product lines and increased earnings in 2007 in higher tax jurisdictions.

    "Overall, our demand drivers and our improvement initiatives remain mostly on track. We remain vigilant to take the appropriate actions given the volatility in raw materials. Taking all the above into account, our guidance for full year diluted earnings per share is to be in a range of $3.60 to $3.80 per share up from the 2006 adjusted diluted earnings per share of $3.45.

    "We continue to see growth opportunities for our specialty units and we expect to increase capital expenditures to a range of $130 to $140 million in 2007 to support this growth as well as continue to enhance our infrastructure."

    In closing Mr. Lilley commented, "Looking back at 2006, we put in place a number of improvement initiatives to benefit earnings, including a renewed focus on new product introductions, and we expect to continue this approach in 2007. As always, our goal is to build a strong growing company and provide returns we can all be proud of."

    Full Year Results

    Net earnings for the full year ended December 31, 2006 were $194.9 million or $4.01 per diluted share on sales of $3,330 million. Included in the results for the full year ended December 31, 2006 were
- (a) asset impairment charges of pre-tax $29.3 million (after-tax $24.6 million or $0.51 per diluted share), (b) net restructuring charges of pre-tax $19.2 million (after-tax $16.1 million or $0.33 per diluted share), (c) a pre-tax gain of $15.7 million (after-tax $12.4 million or $0.26 per diluted share) related to resolution of a legal dispute, (d) a pre-tax charge of $1.7 million (after-tax $1.3 million or $0.03 per diluted share) for integration expenses related to the Surface Specialties acquisition, (e) a pre-tax charge of $2.2 million (after-tax $1.6 million or $0.03 per diluted share) related to a contingent liability study/update, (f) a pre-tax charge of $2.6 million (after-tax $1.9 million or $0.04 per diluted share) for a benefit plan curtailment, (g) a pre-tax gain on divestiture of two product lines of $75.5 million (after-tax $59.6 million or $1.23 per diluted share) (h) a reduction in income tax expense of $3.5 million or $0.07 per diluted share relating to the completion of prior years tax audits, (i) a charge of $1.7 million or $0.04 per diluted share related to a taxable capital reduction in one of our Southeast Asian subsidiaries and (j) the cumulative effect of an accounting change after-tax charge of $1.2 million or $0.02 per diluted share related to the adoption of SFAS 123R. Excluding these special items, net earnings were $167.8 million or $3.45 per diluted share.

    Net earnings for the full year ended December 31, 2005 were $59.1 million or $1.27 per diluted share on sales of $2,926 million. Included in the results for the full year ended December 31, 2005 were
- (a) purchase accounting related charges of $20.8 million pre-tax (after-tax $15.2 million, or $0.33 per diluted share) related to acquired inventories from Surface Specialties being recorded at fair value which exceeded normal manufacturing cost, (b) a charge of $37.0 million or $0.80 per diluted share related to the write-off of in-process research and development costs of Surface Specialties, (c) a pre-tax charge of $44.2 million (after-tax $28.1 million or $0.60 per diluted share) related to currency and interest rate derivative transactions associated with the Surface Specialties acquisition, (d) a pre-tax charge of $2.4 million (after-tax $1.8 million or $0.04 per diluted share) related to an anticipated settlement of a certain litigation matter, (e) a pre-tax charge of $22.0 million (after-tax $14.0 million or $0.30 per diluted share) related to the optional redemption of our MOPPRS prior to their maturity, (f) an income tax benefit of $28.3 million, or $0.61 per diluted share, reflecting favorable resolution of tax audits with respect to prior year tax returns, (g) employee restructuring costs of $16.8 million (after-tax net $12.4 million or $0.27 per diluted share), (h) a $4.4 million (after-tax net $3.2 million or $0.07 per diluted share) settlement to resolve a dispute over an environmental matter and (i) a pre-tax charge of $0.2 million ($0.1 after-tax) for integration costs related to the acquired surface specialties business. Excluding these special items, net earnings were $142.6 million or $3.07 on a diluted share basis.

    Investor Conference Call to be Held on February 2, 2007 11:00 A.M.
ET

    Cytec will host their fourth quarter earnings release conference call on February 2, 2007 at 11:00 a.m. ET. The conference call will also be simultaneously webcast for all investors from Cytec's website www.cytec.com. Select the Investor Relations page to access the live conference call.

    A recording of the conference call may be accessed by telephone from 2:00 p.m. ET on February 2, 2007 until February 23, 2007 at 11:00 p.m. ET by calling 888-203-1112 (U.S.) or 719-457-0820 (International)
and entering access code 2658400. The conference call recording will also be accessible on Cytec's website for 3 weeks after the conference call.

    Use of Non-GAAP Measures

    Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP measurements to non-GAAP can be found at the end of this release.

    Forward-Looking and Cautionary Statements

    Except for the historical information and discussions contained herein, statements contained in this release may constitute
"forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

    Corporate Profile

    Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS
           (Dollars in millions, except per share amounts)

                                     Three Months
                                          Ended        Years Ended
                                      December 31,     December 31,
----------------------------------------------------------------------
                                      2006    2005    2006     2005
----------------------------------------------------------------------

Net sales                           $ 793.6 $ 787.5 $3,329.5 $2,925.7
Manufacturing cost of sales           637.6   634.7  2,670.1  2,313.7
Selling and technical services         53.6    57.7    215.4    213.6
Research and process development       19.4    18.1     73.9     68.5
Administrative and general             26.1    31.5    102.9    102.1
Amortization of acquisition
 intangibles                            9.1     8.7     37.8     30.3
Write-off of acquired in-process
 research and development                 -       -        -     37.0
Gain on sale of assets                 75.5       -     75.5        -
----------------------------------------------------------------------
Earnings from operations              123.3    36.8    304.9    160.5
Other income (expense), net            (0.2)      -     12.7    (44.9)
Equity in earnings of associated
 companies                              0.7     0.6      3.2      7.9
Interest expense, net                  11.9    16.1     55.5     80.0
----------------------------------------------------------------------
Earnings from continuing operations
 before income taxes and cumulative
 effect of accounting change          111.9    21.3    265.3     43.5
Income tax provision (benefit)         28.5     2.9     69.2    (14.4)
----------------------------------------------------------------------
Earnings from continuing operations
 before cumulative effect of
 accounting change                     83.4    18.4    196.1     57.9
Cumulative effect of accounting
 change (net of income tax benefit
 of $0.7)                                 -       -     (1.2)       -
----------------------------------------------------------------------
Earnings from continuing operations    83.4    18.4    194.9     57.9
Earnings from discontinued
 operations (net of income tax
 provision of $0.8)                       -       -        -      1.2
----------------------------------------------------------------------
Net earnings                        $  83.4 $  18.4 $  194.9 $   59.1

Basic net earnings per common share:
Earnings from continuing operations
 before cumulative effect of
 accounting change                  $  1.74 $  0.40 $   4.13 $   1.28
Cumulative effect of accounting
 change, net of taxes                     -       -    (0.02)       -
Earnings from discontinued
 operations, net of taxes                 -       -        -     0.03
----------------------------------------------------------------------
Net earnings                        $  1.74 $  0.40 $   4.11 $   1.31

Diluted net earnings per common
 share:
Earnings from continuing operations
 before cumulative effect of
 accounting change                  $  1.70 $  0.39 $   4.03 $   1.25
Cumulative effect of accounting
 change, net of taxes                     -       -    (0.02)       -
Earnings from discontinued
 operations, net of taxes                 -       -        -     0.02
----------------------------------------------------------------------
Net earnings                           1.70    0.39 $   4.01 $   1.27

----------------------------------------------------------------------
Dividends per common share          $  0.10 $  0.10 $   0.40 $   0.40

Weighted Average Shares Outstanding
 (000 Omitted)
Basic                                47,845  46,371   47,453   45,242
Diluted                              48,950  47,390   48,630   46,382


    CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT (Millions of dollars)


                    Three Months Ended              Year Ended
                       December 31,                December 31,
                 -------------------------  --------------------------
                    2006          2005          2006          2005
                 -----------   -----------  -------------- -----------

Net sales
-----------------

Cytec Performance
 Chemicals
  Sales to
   external
   customers      $   176.4    $    220.9     $     865.0  $    855.8
  Intersegment
   sales                1.8           1.7             7.0         5.6
Cytec Surface
 Specialties          375.2         351.0         1,523.5     1,244.1
Cytec Engineered
 Materials            160.3         137.1           601.9       541.6
Building Block
 Chemicals
  Sales to
   external
   customers           81.7          78.5           339.1       284.2
  Intersegment
   sales               10.0          25.1            77.1        85.3
                   ---------    ----------     -----------  ----------
Net sales from
 segments             805.4         814.3         3,413.6     3,016.6
Elimination of
 intersegment
 revenue              (11.8)        (26.8)          (84.1)      (90.9)
                   ---------    ----------     -----------  ----------

Net sales         $   793.6    $    787.5     $   3,329.5  $  2,925.7
----------------------------------------------------------------------

                       % of          % of          % of          % of
                       sales         sales         sales         sales
                       -----         -----         -----         -----
Earnings
 (loss) from
 operations
--------------

Cytec
 Performance
 Chemicals     $11.6(1) 7%    $ 17.0  8%   $68.4(1) 8%   $56.6(2) 7%
Cytec Surface
 Specialties      17.6  5%      13.9  4%      95.5  6%    22.0(3) 2%
Cytec
 Engineered
 Materials      27.2(4) 17%     26.7  19%  106.0(4) 18%    103.0  19%
Building Block
 Chemicals         3.5  4%      (3.9) -4%     19.3  5%       5.7  2%
               --------     ---------      --------     ---------

Earnings from
 segments         59.9  7%      53.7  7%     289.2  8%     187.3  6%

Corporate and
 Unallocated    63.4(5)     (16.9)(6)       15.7(7)     (26.8)(8)
               --------     ---------      --------     ---------

Earnings from
 operations    $ 123.3  16%   $ 36.8  5%   $ 304.9  9%   $ 160.5  5%
----------------------------------------------------------------------


    (1) Includes $0.3 charge for U.K. defined benefit pension curtailment.

    (2) Includes $2.6 for amortization of inventory step-up of finished goods acquired as part of the 2005 Surface Specialties acquisition and $7.0 write-off of in-process research and development expense acquired as part of the Surface Specialties acquisition.

    (3) Includes $18.2 for amortization of inventory step-up of finished goods acquired as part of the 2005 Surface Specialties acquisition and $30.0 write-off of in-process research and development expense acquired as part of the Surface Specialties acquisition.

    (4) Includes $2.3 charge for U.K. defined benefit pension curtailment.

    (5) Includes $8.4 restructuring charges for our manufacturing facility in Dijon, France related to our Liquid Coating Resins product line in our Cytec Surface Specialties segment, $1.3 other restructuring charges, a charge of $0.5 for integration expenses related to the 2005 Surface Specialties acquisition and a gain of $75.5 related to the divestiture of water treatment chemicals and acrylamide product lines.

    (6) Includes a restructuring charge of $14.1 for employee-related severance costs principally related to the formation of Cytec Specialty Chemicals whereby we combined our specialty chemicals product lines into one organization, and integrations costs of $0.2 related to the 2005 Surface Specialties acquisition primarily for the elimination of the transition service agreement with the former owner of information technology hardware infrastructure.

    (7) Includes $15.5 for an asset impairment charge for our manufacturing facility in Dijon, France related to our Liquid Coating Resins product line in our Cytec Surface Specialties segment, $8.4 charge for restructuring in Dijon, France, $22.5 of restructuring and asset impairment charges related to our Polymer Additives product line which is part of our Cytec Performance Chemicals segment, $2.1 other restructuring charges, $1.7 for integration expenses related to the 2005 Surface Specialties acquisition, a net charge of $2.2 related to an update of the asbestos contingent liability and a net gain of $75.5 related to the divestiture of water treatment chemicals and acrylamide product lines.

    (8) Includes a charge of $16.8 for restructuring provisions, $2.4 for settlement of a certain litigation matter and $0.2 for integration costs.


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
           (Dollars in millions, except per share amounts)

                                                       December 31,
                                                      2006     2005
                                                    ------------------
Assets
Current assets
    Cash and cash equivalents                       $   23.6 $   68.6
    Trade accounts receivable, less allowance
     for doubtful accounts of $5.1 and $7.8 in
     2006 and 2005, respectively                       510.3    493.8
    Due from related party                               2.4      8.0
    Other accounts receivable                           79.1     65.9
    Inventories                                        474.6    424.7
    Deferred income taxes                               15.0     12.2
    Other current assets                                15.4     31.4
    Assets held for sale                                38.8        -
                                                    ------------------
Total current assets                                 1,159.2  1,104.6
                                                    ------------------
Investment in associated companies                      23.3     20.3
Plants, equipment and facilities, at cost            1,895.5  2,064.3
    Less: accumulated depreciation                    (897.0)  (988.8)
                                                    ------------------
Net plant investment                                   998.5  1,075.5
Acquisition intangibles, net of accumulated
 amortization of $92.1 and $51.0 in 2006 and
 2005, respectively                                    486.1    491.5
Goodwill                                             1,042.5  1,012.2
Other assets                                            91.2    106.4
                                                    ------------------
Total assets                                        $3,800.8 $3,810.5
                                                    ------------------
Liabilities
Current liabilities
    Accounts payable                                $  298.8 $  278.6
    Short-term borrowings                               41.8     34.3
    Current maturities of long-term debt                 1.4     51.2
    Accrued expenses                                   212.3    218.3
    Income taxes payable                                44.4     43.5
    Liabilities held for sale                           16.3        -
                                                    ------------------
Total current liabilities                              615.0    625.9
Long-term debt                                         900.4  1,225.5
Pension and other postretirement benefit
 liabilities                                           371.1    432.5
Other noncurrent liabilities                           273.6    224.4
Deferred income taxes                                   70.6     64.1
Stockholders' equity
Preferred stock, 20,000,000 shares authorized;
 none issued and outstanding
Common stock, $.01 par value per share,
 150,000,000 shares authorized; issued
 48,132,640 shares                                       0.5      0.5
Additional paid-in capital                             258.5    235.6
Retained earnings                                    1,333.0  1,149.7
Unearned compensation                                      -     (2.5)
Accumulated other comprehensive income (loss):
  Accumulated pension liabilities                     (102.4)  (115.0)
  Unrealized net gains (losses) on cash flow
   hedges                                                7.9      0.4
  Accumulated translation adjustments                   88.8     27.6
                                                    ------------------
                                                        (5.7)   (87.0)
Treasury stock, at cost, 510,006 shares in
 2006 and 1,833,812 shares in 2005                     (16.2)   (58.2)
                                                    ------------------
Total stockholders' equity                           1,570.1  1,238.1
                                                    ------------------
Total liabilities and stockholders' equity          $3,800.8 $3,810.5
                                                    ------------------


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (Dollars in Millions)

Years ended December 31,                            2006       2005
                                                  --------------------
Cash flows provided by (used in) operating
 activities
Net earnings                                       $ 194.9  $    59.1
Earnings from discontinued operations, net of
 taxes                                                   -        1.2
                                                   -------------------
Earnings from continuing operations                  194.9       57.9
Noncash items included in earnings from
 continuing operations:
    Depreciation                                     111.2      110.8
    Amortization                                      41.6       36.5
    Share-based compensation                          13.4        2.5
    Deferred income taxes                             14.5      (25.0)
    Write-off of acquired in-process research and
     development                                         -       37.0
    Amortization of write-up to fair value of
     finished goods purchased in acquisition             -       20.8
    Gain on sales of assets                          (75.5)      (1.3)
    Asset impairment charges                          25.0          -
    Unrealized net gains on derivative
     instruments                                         -          -
    Cumulative effect of accounting change             1.9          -
    Other                                             (0.4)      (2.4)
Changes in operating assets and liabilities
 (excluding effect of acquisitions and
 divestitures):
    Trade accounts receivable                        (33.6)     (12.9)
    Other receivables                                 (7.9)      31.7
    Inventories                                      (54.3)       9.5
    Other assets                                      16.3       21.5
    Accounts payable                                  15.0        2.8
    Accrued expenses                                  (7.0)     (19.3)
    Income taxes payable                              (1.3)     (42.6)
    Other liabilities                                (52.8)         -
                                                   -------------------
Net cash provided by operating activities of
 continuing operations                               201.0      227.5
Net cash provided by operating activities of
 discontinued operations                                 -        4.9
                                                   -------------------
Net cash provided by operating activities            201.0      232.4
                                                   -------------------
Cash flows provided by (used in) investing
 activities
    Acquisition of businesses, net of cash
     received                                            -   (1,459.1)
    Additions to plants, equipment and
     facilities                                     (102.5)    (105.3)
    Net Proceeds received on sale of assets          206.6      105.5
    Proceeds received on sale of discontinued
     business                                            -       74.3
    Advance payment received on land lease               -          -
                                                   -------------------
Net cash provided by (used in) investing
 activities                                          104.1   (1,384.6)
                                                   -------------------
Cash flows provided by (used in) financing
 activities
    Proceeds from long-term debt                     241.2    1,438.4
    Payments on long-term debt                      (669.5)    (571.9)
    Change in short-term borrowings                   36.9       45.9
    Cash dividends                                   (18.8)     (17.8)
    Proceeds from the exercise of stock options
     and warrants                                     45.0       17.7
    Deferred financing cost                              -       (5.9)
    Excess tax benefits from share-based
     payments arrangements                            10.7          -
    Purchase of treasury stock                           -          -
    Redemption of Series C preferred stock               -          -
    Proceeds from termination of interest rate
     swap                                                -          -
    Other                                              0.1       (0.6)
                                                   -------------------
Net cash provided by (used in) financing
 activities                                         (354.4)     905.8
                                                   -------------------
Effect of currency rate changes on cash and cash
 equivalents                                           4.3       (8.8)
Increase (decrease) in cash and cash equivalents     (45.0)    (255.2)
Cash and cash equivalents, beginning of year          68.6      323.8
                                                   -------------------
Cash and cash equivalents, end of year             $  23.6  $    68.6
                                                   -------------------


                Cytec Industries Inc. and Subsidiaries
             Reconciliation of GAAP and Non-GAAP Measures
             Amounts in millions except per share amounts


Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.


                 Three Months Ended December 31, 2006

                                                        Net    Diluted
                                                      Earnings   EPS
                                                      -------- -------
GAAP Net Earnings                                     $  83.4  $ 1.70
 - Gain on divestiture                                  (59.6)  (1.22)
 - Net restructuring charge                               9.4    0.19
 - Integration costs related to acquired businesses       0.4    0.01
 - Charge related to U.K. benefit plan change             1.9    0.04
 - Tax on capital reduction at an international
  subsidiary                                              1.7    0.04
 - Other                                                  0.2     0.0
                                                      -------- -------
Non-GAAP Net Earnings                                 $  37.4  $ 0.76
                                                      ======== =======



                 Three Months Ended December 31, 2005

                                                        Net    Diluted
                                                      Earnings   EPS
                                                      -------- -------
GAAP Net Earnings                                     $  18.4  $ 0.39
 - Income tax benefit for partial resolution of a tax (2.6) (0.05) audit of prior years tax returns in international jurisdiction
 - Restructuring charge                                  10.5    0.22
 - Integration costs related to acquired businesses       0.1     0.0
                                                      -------- -------
Non-GAAP Net Earnings                                 $  26.4  $ 0.56
                                                      ======== =======

Numbers may not add due to rounding


                Cytec Industries Inc. and Subsidiaries
        Reconciliation of GAAP and Non-GAAP Measures (Cont'd)
             Amounts in millions except per share amounts



                  Full year Ended December 31, 2006

                                                        Net    Diluted
                                                      Earnings   EPS
                                                      -------- -------
GAAP Net Earnings                                     $ 194.9  $ 4.01
 - Asset Impairment charge                               24.6    0.51
 - Net restructuring charge                              16.1    0.33
 - Integration costs related to acquired business         1.3    0.03
 - Charge related to UK benefit plan change               1.9    0.04
 - Net charge related to contingent liability
  study/update                                            1.6    0.03
 - Gain relating to a certain legal dispute             (12.4)  (0.26)
 - Gain on divestiture                                  (59.6)  (1.23)
 - Income tax benefit related to completion of prior
  years audits                                           (3.5)  (0.07)
 - Tax on capital reduction at an international
  subsidiary                                              1.7    0.04
 - Cumulative effect of accounting change                 1.2    0.02
                                                      -------- -------
Non GAAP Net Earnings                                 $ 167.8  $ 3.45
                                                      ======== =======



                  Full year Ended December 31, 2005

                                                        Net    Diluted
                                                      Earnings   EPS
                                                      -------- -------
GAAP Net Earnings                                     $  59.1  $ 1.27
- Purchase accounting fair value inventory over
 manufacturing cost                                      15.2    0.33
- Write off of in-process research and development
 costs of Surface Specialties                            37.0    0.80
- Restructuring charge                                   12.4    0.27
- Settlement to resolve a dispute over an
 environmental matter                                     3.2    0.07
- Anticipated settlement of a certain litigation
 matter                                                   1.8    0.04
- Loss on currency and interest rate derivative
 transactions                                            28.1    0.60
- Optional redemption of Mandatory Par Put Remarketed    14.0    0.30
 Securities (MOPPRS) prior to their maturity
- Income tax benefit reflecting favorable               (28.3)  (0.61)
 developments on tax audits with respect to prior
 years returns
- Integration expenses related to acquired business       0.1     0.0
                                                      -------- -------
Non-GAAP Net Earnings                                 $ 142.6  $ 3.07
                                                      ======== =======

Numbers may not add due to rounding


    CONTACT: Cytec Industries Inc.
             Investment Community:
             David M. Drillock, 973-357-3249
             or
             Media:
             Gail Petersen, 973-357-3319